Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 24, 2024, relating to the financial statements and financial highlights of Foundry Partners Small Cap Value Fund, a series of Valued Advisers Trust, which are included in Form N-CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Summary of Key Information” and “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 28, 2025